Exhibit 4.1


                             SUBORDINATED PROMISSORY NOTE
                             ----------------------------




     $1,283,332.40                                             March 27, 1997



               FOR VALUE RECEIVED, the undersigned, FIRECOM, INC., a New York corporation with principal offices at 39-27 59th Street, Woodside, New York 11377 ("Maker"), hereby promises to pay to the order of NORWOOD VENTURE CORP., a Delaware corporation with principal offices at 1430 Broadway, Suite 1607, New York, New York 10018, ("Holder"), in lawful money of the United States of America and in immediately available funds, the aggregate amount of ONE MILLION, TWO HUNDRED EIGHTY-THREE THOUSAND, THREE HUNDRED THIRTY-TWO DOLLARS AND FORTY CENTS ($1,283,332.40) together with interest thereon calculated from the date hereof in accordance with the provisions of this Note. Payments on this Note are to be made at Holder's address stated above, or such other address as duly designated by Holder, in lawful money of the United States of America.

               This Note is being issued and delivered by Maker to Holder, in accordance with the terms and provisions of the Purchase Agreement of even date herewith (the "Purchase Agreement") between Maker and Holder, pursuant to which Maker is purchasing from Holder 583,331 shares of common stock, $.01 par value per share (the "Common Stock"), of Maker and warrants to purchase an additional 750,002 shares of Common Stock for an aggregate purchase price of $1,604,165.50.

               This Note shall bear interest at the rate of 10% per annum.
     Principal and interest on this Note shall be payable over six (6) years in twenty-four (24) level, quarterly installments of $71,754.73 each, commencing on June 27, 1997, and continuing on the 27th day of each September, December, March and June thereafter, with a final payment due on March 27, 2003 (the "Maturity Date"). Principal and interest on such monthly payments shall be allocated in accordance with Schedule A annexed
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     hereto.  Any and all overdue installments shall bear interest at the rate of 13% per annum until paid in full.

               All payments due under this Note shall be subordinate to certain Senior Debt, in accordance with the terms and provisions of a subordination agreement of even date herewith among The Chase Manhattan Bank, Maker and Holder (the "Subordination Agreement"). For purposes of this Note, the terms "Senior Debt" and "Senior Creditor" shall have the respective meanings ascribed to them in the Subordination Agreement.

               This Note may be prepaid, in whole or in part, at any time by Maker with prepayments to be applied to the next scheduled payments in accordance with Schedule A, and then, with respect to any such payment,
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     first to interest and then to principal.

               The occurrence of any one or more of the following events shall constitute an event of default under this Note (an "Event of Default"), provided, with respect to the events described in (a) or (b) below only, it is not cured within fifteen (15) days of such event or waived:

                    (a) any payment due on this Note is not paid when due; or

                    (b) default is made in the performance or observance of any covenant, agreement or provision to be performed or observed by Maker under this Note or the Purchase Agreement; or

                    (c) (i) Maker shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Maker, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Maker or for all or any substantial part of its assets, or Maker shall make a general assignment for the benefit of its creditors; or

                         (ii) there shall be commenced against Maker any case, proceeding or other action of a nature referred to in clause (i) above which (Y) results in the entry of an order for such relief or any such adjudication or appointment or (Z) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

                         (iii) there shall be commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

                         (iv) Maker shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (c)(i), (ii) or (iii) above.

               If an Event of Default shall have occurred, then, and in each and every such case, the full amount of this Note, including all accrued and unpaid interest hereon, shall be immediately due and payable (in the case of events described in clauses (a) and (b) above, upon declaration by the Holder), such amount becoming so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and Holder shall be entitled to receive, to the extent lawful, reasonable attorneys' fees for the collection of such amount.

               In the event that, for any reason, Paul Mendez ceases to serve as the Chief Executive Officer of Maker, Maker covenants that, within 120 days from such cessation, it will select a new Chief Executive Officer and will notify Holder of such selection. If, in its discretion, Holder is dissatisfied with the selection of the new Chief Executive Officer made by Maker, Holder will have an option, exercisable for 180 days from the date such new Chief Executive Officer takes office, to require Maker to prepay this Note in full (including all unpaid principal and interest) six months from the time Holder notifies Maker in writing of Holder's exercise of such option.

               Maker hereby covenants that for such time as amounts are outstanding under this Note, Maker shall make any cash payments with respect to any shares of the Series A Preferred Stock, par value $1.00 per share, of Maker (the "Preferred Stock"), only in accordance with the following limitations (the "Cash Limitations"), subject, however, to the restrictions imposed by the terms of the Senior Debt:

                    (a) Maker shall pay dividends on the Preferred Stock (including accrued but unpaid dividends and current dividends) in cash only from Available Net Income. For purposes of this Note, Available Net Income shall mean 100% of net income earned by Maker beginning February 1, 1997 and thereafter, less any amounts paid with
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                         respect to the Preferred Stock (whether in the form of
                         dividends, redemption payments or repurchase payments) from February 1, 1997 to the date of the payment for which the determination of Available Net Income is being made; and

                    (b) Maker shall redeem or repurchase Preferred Stock with cash only from 50% of Available Net Income as of the date of such redemption or repurchase.

               Notwithstanding the foregoing Cash Limitations, Maker shall be permitted to make payments with respect to the Preferred Stock (whether in the form of dividends, redemptions or repurchases) in amounts in excess of Available Net Income at the time of such payment (an "Excess Payment"), subject, however, to the restrictions imposed by the terms of the Senior Debt and provided that:
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                    (a)  any such Excess Payment is made through the issuance of notes subordinate in right of payment to this Note; and

                    (b) such subordinated notes are serviced only to the extent of 50% of Available Net Income.

               The foregoing shall not preclude Maker from exchanging such Preferred Stock for Common Stock or for other classes or series of capital stock of Maker (provided, however, that the restrictions on dividends and redemptions shall apply to any stock for which such Preferred Stock is exchanged).

               As an inducement to Holder to accept this Note from Maker in accordance with the terms of the Purchase Agreement, Maker hereby covenants that for such time as amounts are outstanding under this Note, Maker will not, in connection with the incurrence of debt other than any debt obtained from the Senior Creditor, or its successors and/or assigns, agree with the lender of such debt to design events of default under such debt with a view to avoiding the payment of amounts due under this Note in accordance with its terms.

               Maker hereby covenants that if, at any time while this Note is outstanding, Maker ceases to be required under the Securities Exchange Act of 1934 (the "Exchange Act") to file periodic reports with the Securities and Exchange Commission, it will furnish to Holder (i) within 45 days from the end of each of the first three quarters of each fiscal year of Maker, financial statements of the nature required to be filed by Form 10-Q under the Exchange Act for each such fiscal quarter and (ii) within 90 days from the end of each fiscal year of Maker, audited financial statements for each such fiscal year.

               Any notice, presentation or demand to or upon Maker in respect of this Note may be given or made in writing to the address set forth above, and shall be deemed to be duly given if personally delivered with receipt acknowledged, if mailed by registered or certified mail, first class, postage prepaid, or if delivered by a nationally recognized overnight courier service to such address, or, if any other address shall at any time be designated for this purpose by Maker in writing to Holder, to such other address.

               The provisions of this Note shall be construed and interpreted, and all rights and obligations hereunder determined, in accordance with the laws of the State of New York, without reference to the conflict of laws principles thereof.

               This Note shall bind Maker and its successors and assigns, and shall inure to the benefit of Holder and its successors and assigns.

               IN WITNESS WHEREOF, Maker has duly executed this Note on the day and year first above written.

                                   FIRECOM, INC.

                                   By:  /s/ Paul Mendez
                                      --------------------------------------
                                   Name:  Paul Mendez
                                   Title:  President